SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT

TO RULE 13d-2(a)

(Amendment No. 1)

Limestone Bancorp, Inc.
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

53262L105
(CUSIP Number)

David Honold Patriot Financial Partners III, L.P. Four Radnor Corporate Center 100 Matsonford Road Suite 210 Radnor, Pennsylvania 19087 (215) 399-4650	Copies to: Terrence Kerwin, Esq. Fox Rothschild LLP 747 Constitution Drive Suite 100 Exton, PA 19341 (610) 458-6186

(Name, Address, Telephone Number of Person Authorized to Receive Notices and Communications)

April 30, 2023
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

CUSIP No. 53262L105	13D/A	Page 2 of 10 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Patriot Financial Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 53262L105	13D/A	Page 3 of 10 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Patriot Financial Partners GP III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 53262L105	13D/A	Page 4 of 10 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Patriot Financial Partners GP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 53262L105	13D/A	Page 5 of 10 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) W. Kirk Wycoff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 53262L105	13D/A	Page 6 of 10 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) James J. Lynch
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 53262L105	13D/A	Page 7 of 10 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) James F. Deutsch
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 53262L105	13D/A	Page 8 of 10 Pages

This amendment to Schedule 13D amends the disclosures in the text of Item 5 to update information about the Reporting Persons.

Item 5.	Interest in Securities of the Issuer

The information contained on the cover pages to this Schedule 13D/A is incorporated herein by reference.

(a) and (b)

On April 30, 2023, the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 24, 2022 (the "Merger Agreement"), by and between Peoples Bancorp Inc., an Ohio corporation ("Peoples") and the Issuer were completed. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of the Issuer’s Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.90 shares of common stock of Peoples. Accordingly, as of the Effective Time, the Reporting Persons no longer beneficially owned any shares of the Issuer’s Common Stock.

Item 7.	Material to Be Filed as Exhibits

Exhibit	Description

Exhibit 1	Joint Filing Agreement, dated as of May 15, 2023, by and among Patriot Financial Partners III, L.P., Patriot Financial Partners GP III, L.P., Patriot Financial Partners GP III, LLC, W. Kirk Wycoff, James J. Lynch and James F. Deutsch.

CUSIP No. 53262L105	13D/A	Page 9 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	May 15, 2023

PATRIOT FINANCIAL PARTNERS III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners III GP, LLC, the general partner of Patriot Financial Partners GP III, L.P., the general partner of Patriot Financial Partners III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners GP III, LLC., the general partner of Patriot Financial Partners GP III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, LLC

By:	/s/W. Kirk Wycoff
W. Kirk Wycoff, a member

By:	/s/James J. Lynch
James J. Lynch, a member

By:	/s/James F. Deutsch
James F. Deutsch, a member

CUSIP No. 53262L105	13D/A	Page 10 of 10 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D/A to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Date:	May 15, 2023

PATRIOT FINANCIAL PARTNERS III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners GP III, LLC, the general partner of Patriot Financial Partners GP III, L.P., the general partner of Patriot Financial Partners III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, L.P.

By:	/s/ James F. Deutsch
James F. Deutsch, a member of Patriot Financial Partners GP III, LLC., the general partner of Patriot Financial Partners GP III, L.P.

PATRIOT FINANCIAL PARTNERS GP III, LLC

By:	/s/W. Kirk Wycoff
W. Kirk Wycoff, a member

By:	/s/James J. Lynch
James J. Lynch, a member

By:	/s/James F. Deutsch
James F. Deutsch, a member